EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN

BRIGHT MOUNTAIN MEDIA, INC.

AND

GREGORY A. PETERS

EMPLOYMENT AGREEMENT

This **EMPLOYMENT AGREEMENT** (the "Agreement") by and between Bright Mountain Media, Inc., a Florida corporation (the "Company"), and Gregory A. Peters ("You" or "Your") (collectively, the "Parties"), is effective as of the 1st of April, 2020 (the "Effective Date"). Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the "Definitions" section attached as Exhibit A. Exhibit A is incorporated by reference and is included in the definition of "Agreement."

WHEREAS, the Company desires to continue to employ You as President and Chief Operating Officer, and You desire to continue said employment by the Company;

WHEREAS, Your position is a position of trust and responsibility with access to Confidential Information, Trade Secrets, and information concerning employees and customers of the Company;

WHEREAS, the Trade Secrets and Confidential Information, and the relationship between the Company and each of its employees and customers are valuable assets of the Company and may not be used for any purpose other than the Company's Business;

WHEREAS, the Company has agreed to continue to employ You in exchange for Your compliance with the terms of this Agreement;

WHEREAS, the Company and You desire to express the terms and conditions of Your employment in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

I. Employment andDuties.

A. Position. The Company shall employ You as President and Chief Operating Officer.

B. Duties. You agree to perform such functions and duties and furnish such services to the Company in connection with and related to the position of President and Chief Operating Officer as is customary for persons with similar positions in like companies.

C. Reporting. You shall report directly to the Chairman and Chief Executive Officer of the Company.

D. Devotion of Time. You agree to (i) devote all necessary working time required of Your position, (ii) devote Your best efforts, skill, and energies to promote and advance the business and/or interests of the Company, and (iii) fully perform Your obligations under this Agreement. During Your employment, You shall not render services to any other entity, regardless of whether You receive compensation, without the prior written consent of the Chief Executive Officer. You may, however, (i) engage in community, charitable, and educational activities, (ii) manage Your personal investments, and

(iii) with the prior written consent of the Board and the Chief Executive Officer, serve on corporate boards or committees, provided that such activities do not conflict or interfere with the performance of Your obligations under this Agreement or conflict or compete with the interests of the Company.

E. Company Policies. You agree to comply with the policies and procedures of the Company as may be adopted and changed from time to time, including those described in the Company's employee handbook and Compliance Manual. If this Agreement conflicts with such policies or procedures, this Agreement will control.

F. Fiduciary Duties. As an officer of the Company, You owe a duty of care and loyalty to the Company, as well as a duty to perform Your duties in a manner that is in the best interests of the Company. You owe such duties to the Company in addition to duties imposed upon You under applicable law.

2. Term. The term of this Agreement shall be for a period of 3 years, beginning on the Effective Date and ending on the third anniversary of the Effective Date (the "Employment Period"). Upon expiration of the Employment Period, this Agreement will automatically renew for a one-year period (each a "Renewal Period"), unless either Party notifies the other Party, in writing, at least ninety (90) days prior to the end of the Employment Period or the Renewal Period that the Agreement will not be renewed. If this Agreement is renewed in accordance with this Section, each Renewal Period shall be included in the definition of "Employment Period" for purposes of this Agreement. If this Agreement is not renewed in accordance with this Section, Your employment will terminate.

3. Compensation.

A. Base Salary. During the Employment Period, the Company will pay You an annual base salary ("Base Salary") of $325,000.00, minus applicable withholdings, in accordance with the Company's normal payroll practices.

B. Bonus. During the Employment Period, You may receive an annual bonus in an amount determined by the Compensation Committee in its sole discretion. Except as set forth herein, You will not receive any Bonus if You do not meet the criteria established by the Committee in its sole discretion. The Bonus will be subject to all applicable withholdings and will be paid as set forth in the terms of any Bonus grant or, if not specified, at the first payroll following completion of the 10-K Annual Audit. In the event of termination of your employment, the Bonus or any portion thereof earned in accordance with the terms of any such Bonus grant shall be paid as set forth herein.

C. Stock Options. During the Employment Period, You may be entitled to participate in every employee or officer equity option or incentive plan adopted by the Company and You may annually receive options exercisable for shares of the

Company's common stock. The number of shares to be awarded, the vesting period, and the exercise price per unit shall be as determined by the Company's Board of Directors based upon the company's Stock Option Plan.

D. Benefit Plans. During the Employment Period, You are eligible to participate in all benefit, pension, savings, welfare and other plans or arrangements in effect for executives and employees of the Company, subject to the terms and conditions of such plans.

E. Paid Time Off. During the Employment Period, You are eligible to receive vacation leave, to be taken in accordance with the procedures established in the Company's Employee Manual.

F. Executive Benefits. During the Employment Period, You will be entitled to receive all other fringe benefits available to executives of the Company.

G. Business Expenses. During the Employment Period, the Company will reimburse You for all approved business expenses incurred by You **in** the performance of Your duties under this Agreement in accordance with the policies and procedures of the Company.

H. Automobile Allowance. During the Employment Period, the Company will pay You mileage allowance for all business-related use of an automobile owned or leased by You, in accordance with the policies and procedures of the Company.

I. D&O Insurance. During the Employment Period, the Company will maintain a Directors' and Officers' Liability Insurance policy.

4. Termination. This Agreement may be terminated by any of the following events:

A. Non-renewal of the Employment Period pursuant to Section 2.

B. Mutual written agreement between You and the Company at any time.

C. Your death.

D. Your disability which renders You unable to perform the essential functions of Your job even with reasonable accommodation, as determined in the Company's reasonable discretion, for a continual period of 120 days or longer, or 180 days or more in any 12-month period.

E. For Cause, which shall mean a termination by the Company, upon the action of the Board, because of any one of the following events:

(i) Your material insubordination;

(ii) Your breach of this Agreement;

(iii) Any act or omission by You outside the scope of your duties which materially injures, or is likely to materially injure, the Company or the business reputation of the Company;

(iv) Your dishonesty, fraud, malfeasance, negligence or misconduct in the performance of Your duties hereunder;

(v) Your failure to (a) adequately perform Your duties under this Agreement, (b) follow the reasonable direction of the Chief Executive Officer, (c) abide by the policies, procedures, and rules of the Company, or (d) abide by laws applicable to You in Your capacity as an employee, executive, or officer of the Company;

(vi) Your arrest, indictment for, conviction of, or entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude.

F. Termination by the Company without Cause, which shall mean termination of employment by the Company which is not defined in sub-section A or E above. In the case of termination without cause the Company will continue to pay your salary in accordance with normal payroll practices through the end of your employment period, without renewal.

5. Your Post-Termination Obligations.

A. Return of Materials. Upon the termination of Your employment for any reason, You will return to the Company all of the Company's property, including, but not limited to, keys, pass cards, credit cards, customer lists, rolodexes, tapes, software, computer files, marketing and sales materials, and any other property, record, document or piece of equipment belonging to the Company.

B. Set-Off. If You have any outstanding obligations to the Company upon the termination of Your employment for any reason, You hereby authorize the Company to deduct any amounts owed to the Company from Your final paycheck and/or any amounts that would otherwise be due to You, including under Section 5.

C. Non-Disparagement. During Your employment and upon the termination of Your employment with the Company for any reason, You and the Company mutually agree not to make any disparaging or defamatory statements, whether written or verbal, regarding each other.

D. Restrictive Covenants. You acknowledge that the restrictions contained in this Section 5 are reasonable and necessary to protect the legitimate business interests of the Company, and ·will not impair or infringe upon Your right to work or earn a living after Your employment with the Company ends.

(i) Trade Secrets and Confidential Information. You represent and warrant that: (a) You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing the duties contemplated by this Agreement or otherwise complying with this Agreement, and (b) You are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other party.

You agree that You will not: (a) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than the Company's Business, except as authorized in writing by the Company; (b) during Your employment with the Company, use, disclose, or reverse engineer (I) any confidential information or trade secrets of any former employer or third party, or (2) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (c) upon Your resignation or termination (I) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Your possession or control, or (2) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company's written consent.

The obligations under this Section 5 shall remain in effect as long as the information constitutes a trade secret or Confidential Information under applicable law. The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

(ii) Non-Recruit of Employees. During the Restricted Period, You will not, directly or indirectly, solicit, recruit or induce any Employee to (a) terminate his or her employment relationship with the Company or (b) work for any other person or entity engaged in the Business.

E. Post-Employment Disclosure. During the Restricted Period, You shall provide a copy of this Agreement to persons and/or entities for whom You work or consult as an owner, partner, joint venturer, employee or independent contractor.

F. Resignation. Upon the termination of Your employment with the Company for any reason, You shall deliver to the Company a written resignation from all offices, membership on the Board, and fiduciary positions in which You serve for the Company and each of its subsidiaries and affiliates. In the event you do not deliver such written resignation, all such positions shall be deemed terminated effective as of the date of Your termination of employment by the Company.

6. Work Product. Your employment duties may include inventing in areas

directly or indirectly related to the Business of the Company or to a line of business that the Company may reasonably be interested in pursuing. All Work Product shall constitute work made for hire. If (a) any of the Work Product may not be considered work made for hire, or (b) ownership of all right, title, and interest to the legal rights in and to the Work Product will not vest exclusively in the Company, then, without further consideration, You assign all presently-existing Work Product to the Company, and agree to assign, and automatically assign, all future Work Product to the Company.

The Company will have the right to obtain, and hold in its own name, copyrights, patents, design registrations, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product. At the Company's request, You agree to perform, during or after Your employment with the Company, any acts to transfer, perfect and defend the Company's ownership of the Work Product, including, but not limited to: (a) executing all documents (including a formal assignment to the Company) necessary for filing an application or registration for protection of the Work Product (an "Application"), (b) explaining the nature of the Work Product to persons designated by the Company, (c) reviewing Applications and other related papers, or (d) providing any other assistance reasonably required for the orderly prosecution of Applications.

You agree to provide the Company with a written description of any Work Product in which You are involved (solely or jointly with others) and the circumstances attendant to the creation sufficient of such Work Product.

7. License. During Your employment and after Your employment with the Company ends, You grant to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) make, use, sell, copy, perform, display, distribute, or otherwise utilize copies of the Licensed Materials, (ii) prepare, use and distribute derivative works based upon the Licensed Materials, and (iii) authorize others to do the same. You shall notify the Company in writing of any Licensed Materials You deliver to the Company.

8. Release. During Your employment and after Your employment with the Company ends, You consent to the Company's use of Your image, likeness, voice, or other characteristics in the Company's products or services. You release the Company from any causes of action that You have or may have arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics.

9. Litigation and Regulatory Cooperation. During and following the Employment Period, You shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while You were employed by the Company; provided, however, such cooperation following the Employment Period does not unreasonably interfere with Your employment or other professional commitments and You are reasonably compensated for any such time and expenses incurred by You in respect thereof. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Such cooperation shall include cooperating, during and following the Employment Period, with the Company in connection with any examination or review of any federal, state or local regulatory authority as any such examination or review relates to events or occurrences that transpired while You were employed by the Company.

10. Assignment. This Agreement is personal to You and, without the prior consent of

the Company, should not be assignable by You.

11. Injunctive Relief. You agree that if You breach Section 7 of this Agreement: (a) the Company would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company,

and (c) if the Company seeks injunctive relief to enforce this Agreement, You will waive and will not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach, (ii) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require the Company to post a bond or any other security. Nothing contained in this Agreement shall limit the Company's right to any other remedies at law or in equity.

12. Payment of Defense Costs. If You are individually named as a defendant in a lawsuit relating to or arising out of the performance of Your duties for the Company pursuant to this Agreement or your employment by the Company, then the Company agrees to pay the attorneys' fees and expenses You incur in defending such lawsuit (the "Defense Costs"). The Company will not pay any damages or any other sums or relief for which You are held liable as a result of acting beyond the scope of Your employment. Payment of the Defense Costs shall be the Company's only obligation under this Section. If You are held liable, and have acted beyond the scope of Your employment, then You agree to reimburse the Company for all Defense Costs the Company paid to You or on Your behalf. The Company's obligation under this Section shall not apply to any claim or lawsuit brought by the Company against You; provided that the terms of any Separation & Release Agreement shall apply.

13. Severability. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

14. Attorneys' Fees. In the event of litigation relating to this Agreement, You shall be entitled to recover attorneys' fees and costs of litigation, in addition to all other remedies available at law or in equity, in the event You prevail in such litigation.

15. Waiver. Either Party's failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. Either Party's waiver of any breach of this Agreement shall not act as a waiver of any other breach.

16. Entire Agreement. This Agreement, including Exhibit A that is incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement. Other than terms of this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.

17. Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.

18. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company's successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company's stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement. The covenants contained in Section 7 of this Agreement shall survive cessation of Your employment with the Company, regardless of who causes the cessation or the reason for cessation.

19. Governing Law. The laws of the State of Florida shall govern this Agreement. If Florida's conflict of law rules would apply another state's laws, the Parties agree that Florida law shall still govern.

20. Notice. Whenever any notice is required, it shall be given in writing addressed as follows:

To Company:

Attention: Legal Department
Bright Mountain Media, Inc
6400 Congress Avenue
Boca Raton, Florida 33487

To Executive:

Gregory Peters
4727 E. Conway Drive
Atlanta, GA 30327

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either Party may change the address to which notices shall be delivered or mailed by notifying the other party of such change in accordance with this Section.

21. Consent to Jurisdiction and Venue. You agree that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Palm Beach County, Florida. You consent to the personal jurisdiction of the state and/or federal courts located in Palm Beach County, Florida. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

22. AFFIRMATION. YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT, YOU KNOW AND UNDERSTAND ITS TERMS AND CONDITIONS, AND YOU HAVE HAD THE OPPORTUNITY TO ASK THE COMPANY ANY QUESTIONS YOU MAY HAVE HAD PRIOR TO SIGNING THIS AGREEMENT.

23. Compliance with Code §409A. Notwithstanding any provision of this Agreement to the contrary, it is the intent of the parties hereto that this Agreement shall not create or provide for any "nonqualified deferred compensation plan" (as defined in Code §409A(d)(l)) unless such "nonqualified deferred compensation plan" shall meet the requirements of Code §409A(a)(2), (3) and (4), and this Agreement and any plans, agreements or arrangements between the parties shall be interpreted accordingly. If any "nonqualified deferred compensation plan" created or provided for pursuant to this Agreement shall fail to meet the requirements of Code §409A(a)(2), (3) or (4) due to a term or provision of such "nonqualified deferred compensation plan" prior to taking into account the provisions of this paragraph 24, such "nonqualified deferred

deemed to be modified and shall be interpreted (1) so as not to allow any distributions or payments to be made until one of the events listed in Code §409A(a)(2)(A) have occurred, (2) so as not to allow any acceleration of the time or schedule of any payment or distribution in accordance with Code §409A(a)(3), and (3) so that any elections regarding deferrals, or the timing or form of distributions or payments, shall comply with the provisions of Code §409A(a)(4). For example, should this Agreement provide for a payment from a "nonqualified deferred compensation plan" earlier than the occurrence of an event listed in Code §409A(a)(2)(A), such payment shall not occur until the occurrence of an event listed in Code §409A(a)(2)(A) notwithstanding any terms or provisions of any document effectuating such "nonqualified deferred compensation plan" to the contrary, and this Agreement shall be deemed to be modified accordingly.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

BRIGHT MOUNTAIN MEDIA, INC.

By: ________________________

Title: Director, on behalf of the Board of Directors

____

Gregory A. Peters

EXHIBIT A

DEFINITIONS

A. "Business" shall mean the business of providing a combined content aggregation, video distribution platform, and advertising services to newspaper, radio and magazine websites.

B. "Change of Control" means (i) the sale, transfer, or other disposition of fifty percent (50%) or more of the aggregate value of the Company's assets, as reasonably determined by the Board; or (ii) a complete liquidation or dissolution of the Company; or (iii) a merger, consolidation, or reorganization involving the Company, unless the owners of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation and reorganization, at least two-thirds (2/3'd) of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation or reorganization (the "Surviving Company") in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, or reorganization, and the individuals who were members of the Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds (2/3'd) of the members of the Board of Directors of the Surviving Company.

C. "Confidential Information" means (i) information of the Company, to the extent not considered a Trade Secret under applicable law, that (a) relates to the business of the Company, (b) possesses an element of value to the Company, (c) is not generally known to the Company's competitors, and (d) would damage the Company if disclosed, and (ii) information of any third party provided to the Company which the Company is obligated to treat as confidential. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients and customers of the Company, and (vi) information concerning the Company's financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

D. "Employee" means any person who (i) is employed by the Company at the time Your employment with the Company ends, (ii) was employed by the Company during the last year of Your employment with the Company (or during Your employment if employed less than a year), or (iii) is employed by the Company during the Restricted Period.

E. "Licensed Materials" means any materials that You utilize for the benefit of the Company, or deliver to the Company or the Company's customers, which (i) do not constitute Work Product, (ii) are created by You or of which You are otherwise in lawful possession, and (iii) You may lawfully utilize for the benefit of, or distribute to, the Company or the Company's customers.

F. "Restricted Period" means the time period during Your employment with the Company, and for two years after Your employment with the Company ends.

G. "Trade Secrets" means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drav,ing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

H. "Work Product" means (i) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compos1t1ons, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images of You, and artistic works, and (ii) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by You while employed by the Company and that either (i) is created within the scope of Your employment, (ii) is based on, results from, or is suggested by any work performed within the scope of Your employment and is directly or indirectly related to the Business of the Company or a line of business that the Company may reasonably be interested in pursuing, (iii) has been or will be paid for by

the Company, or (iv) was created or improved in whole or m part by using the Company's time, resources, data, facilities, or equipment.